EXHIBIT 10.128

VISION TWENTY-ONE, INC. 120 West Fayette Street, Suite 700 Baltimore, Maryland 21201

December 5, 2001

Mr. Andrew Alcorn
66 Dale Drive
Chatham, New Jersey 07928

Dear Andy:

The purpose of this letter is to confirm the terms of your engagement by Vision Twenty-One, Inc. (the "Company") to serve as President of the Company and as President and a director of the Company's direct and indirect subsidiaries (collectively, the "Vision 21 Subsidiaries"). The terms of such engagement are as follows:

  You shall serve as President of the Company and as President of the Vision 21 Subsidiaries in accordance with the terms of the resolutions adopted by the respective Boards of Directors of the Company and the Vision 21 Subsidiaries as of December 5, 2001, and in accordance with the terms and conditions set forth herein. Such engagement shall commence as of December 5, 2001 for the Company and for all Vision 21 Subsidiaries, except Block Vision of Texas, Inc. for which the commencement of your engagement as President shall be December 10, 2001. Your engagement shall commence on an independent contractor basis. At any time after the commencement of this engagement, you shall have the right to require that the Company hire you as an employee and provide you with all welfare and fringe benefits provided to other executive employees of the Company, effective as of your date of hire.

  In consideration for the services which you have agreed to provide to the Company in your capacity as President of the Company and as President of the Vision 21 Subsidiaries, the Company agrees to pay to you Thirty Thousand and 00/100 Dollars ($30,000) per month (the "Monthly Fee"). The Monthly Fee shall be payable in equal biweekly installments on the fifteenth (15th) and thirtieth (30th) days of each month, commencing on December 15, 2001. We will jointly review the amount of the Monthly Fee on or about March 1, 2002 and, based upon such review, will make any adjustments to the Monthly Fee as we may mutually agree to at that time. The Company shall also reimburse you for all reasonable expenses you incur in connection with your activities on behalf of the Company and the Vision 21 Subsidiaries, including expenses for travel, entertainment, service and use charges for cellular telephone service, automobile and similar items, upon your presentation, from time to time, of an itemized account of such expenditures.

  The Company's obligation to make severance payments to you pursuant to Section 5(a)(1) of the Amended And Restated Employment Agreement dated May 30, 2001 among yourself, the Company, MEC Health Care, Inc. and Block Vision, Inc. (the "Prior Employment Agreement"), shall be suspended, effective December 1, 2001, until the earlier of the following: (i) the closing of the proposed sale of the Company and its subsidiaries (the "Sale Transaction"), at which time the payment of all remaining Installment Termination Payments (as such term is defined in Section 5(a)(1) of the Prior Employment Agreement) shall be accelerated and the Company shall make a lump sum payment to you in an amount equal to the aggregate of all remaining Installment Termination Payments; (ii) your resignation or removal as President of the Company and the Vision 21 Subsidiaries, at which time the Company shall immediately recommence payment of all remaining Installment Termination Payments in accordance with the provisions of Section 5(a)(1) of the Prior Employment Agreement; (iii) the Company's breach of its payment obligations to you pursuant to item 2. of this letter agreement, at which time the payment of all remaining Installment Termination Payments shall be accelerated and the Company shall make a lump sum payment to you in an amount equal to the aggregate of all remaining Installment Termination Payments; or (iv) our mutual agreement to terminate such suspension and reinstate the provisions of Section 5(a)(1) of the Prior Employment Agreement, at which time the Company shall immediately recommence payment of all remaining Installment Termination Payments in accordance with the provisions of Section 5(a)(1) of the Prior Employment Agreement.

  The provisions of item 4. of the letter agreement dated August 28, 2001 among yourself, the Company, MEC Health Care, Inc. and Block Vision, Inc. (the "Termination Letter"), shall be suspended, effective December 1, 2001, until the earlier of the following: (i) the closing of the Sale Transaction; (ii) your resignation or removal as President of the Company and the Vision 21 Subsidiaries; or (iii) our mutual agreement to terminate such suspension and reinstate the provisions of item 4. of the Termination Letter.

  Your acceptance of the engagement provided for herein, whether as an independent contractor or as an employee, is without prejudice to any and all rights which may you have under (i) the Prior Employment Agreement, including, without limitation, any and all rights which you have pursuant to Section 5(a)(1) of the Prior Employment Agreement to receive the Installment Termination Payments required thereunder, or any and all rights which you have under Sections 5(a)(1) and Section 10 of the Prior Employment Agreement, or otherwise, if the Company defaults in its obligation to make the required severance payments pursuant to the Prior Employment Agreement as modified hereunder; or (ii) item 3. of the Termination Letter.

If you are in agreement with the terms set forth in this letter, I would appreciate it if you could confirm such agreement by signing this letter where indicated below.

Sincerely,
/s/ Howard Hoffmann

Howard Hoffmann, Chairman of the Board, Vision Twenty-One, Inc.

Agreed and accepted effective as of the 5th day of December, 2001

/s/ Andrew Alcorn ________________________________

Andrew Alcorn